Exhibit 99.1

Tom Neumayr	Stephanie Forrest	Sara Walsh
Liberate Technologies	Liberate Technologies	Sigma Systems
(650) 701-4065	+44-20-7420-2046	+44-20-7447-8494
tneumayr@liberate.com	sforrest@liberate.com	saraw@sigma-systems.com

LIBERATE TECHNOLOGIES TO ACQUIRE SIGMA SYSTEMS —

 EXPANDING LEADERSHIP IN DIGITAL INFRASTRUCTURE AND

REACHING MORE THAN 7 MILLION CONSUMERS WORLDWIDE

Leaders Combine to offer Solutions to Boost Customer Satisfaction and

Revenues Per Subscriber, Slash Churn and Operational Costs

for Network Operators

Liberate to Embrace “Triple Play” of Video, Voice, and Data with

Addition of Sigma’s Widely Deployed Service Management Solution

SAN CARLOS, Calif., July 24, 2002 — Liberate Technologies (Nasdaq: LBRT) today announced that it has signed a definitive agreement to acquire Sigma Systems Group, the cable industry’s leading provider of service management solutions. Under the terms of the acquisition, Liberate will purchase all outstanding shares of Sigma Systems for aggregate consideration of approximately $62 million in cash.  Liberate will use Sigma’s currently existing cash of approximately $20 million to help finance the transaction.  The transaction will be accounted for under the purchase method and the parties expect the transaction to close in the third calendar quarter of 2002.  The acquisition of Sigma Systems will extend Liberate’s leadership in digital network infrastructure, adding Sigma software’s management and delivery of voice and high-speed data services to Liberate’s traditional strength in video-based, interactive television services.

“Combining Liberate and Sigma forms a powerhouse for the support of digital infrastructures, and we believe gives us broader and deeper technical capabilities than anyone in the marketplace,” said Mitchell Kertzman, Chairman and CEO, Liberate Technologies.  “This is a significant stage in the evolution of Liberate as a company, which will dramatically increase our ability to help network operators drive revenues per subscriber, enhance customer service and reduce operating costs.”

“Joining forces with Liberate will provide significant benefits — both for Sigma and, more importantly, for our combined customer base,” commented Steve Nicolle, President & CEO, Sigma Systems.  “In complement to Sigma’s proven capability in deploying high-speed data and voice solutions, the new technologies of enhanced and interactive TV are an important development, and Liberate has one of the strongest video pedigrees in the market.”   Mr Nicolle continued: “This deal represents a marriage of two clear leaders in our respective market segments.”

The Liberate TV Platform™ for enhanced television offers the market-proven ability to increase revenue per subscriber and reduce churn for network operators. With the addition of Sigma’s solutions, the Liberate software family will also be able to help customers reduce operational costs and enhance customer service through automated service management and delivery. In enabling the “triple play” of video, voice, and data services, the Liberate/Sigma combination facilitates the trend among many network operators to integrate technologies across multiple services to heighten profitability and efficiency.

When the customer bases of the two companies are combined, Liberate will list more than 20 top tier cable operators across North America, Europe and Asia-Pacific as deployed customers. This customer base will include AT&T Broadband, AT&T HITS, Comcast, Cox, Insight Communications, Rogers and Shaw in North America; @Home Benelux, Telewest, ntl, and UPC in Europe; and @NetHome, GNI, Dream City Multimedia, and SingTel Optus in the Asia Pacific region.

As a result of this acquisition, Liberate will be able to offer an even wider scope of professional services and systems integration capabilities to network operators around the world.  Sigma’s operational support system (OSS) software, the award-winning Sigma™ Service Management Portfolio, enables service providers to create, deploy, monitor and maintain subscriber services in an automated system. Combining the Sigma solutions with the Liberate TV Platform for interactive television will enable Liberate to offer a more comprehensive infrastructure software suite that will simplify operations, enable cross promotions of premium, telephony, and IP broadband data services via enhanced TV, and therefore maximize revenues for network operators delivering digital services across broadcast and/or two way networks.

Sigma’s software provides a strong complement to the Liberate product line, as both are standards-based and server focused, with similar database functionalities. Both companies have also been active participants in CableLabs, the technology consortium for cable system operators in North and South America, and the emerging International PacketCable and EuroPacketCable standards as part of the European Cable Communications Association (ECCA).

This transaction will not affect our current guidance on profitability.  We continue to anticipate achieving profitability on a pro forma basis sometime during the second half of our fiscal year 2003, which extends from December 1, 2002 to May 31, 2003.  Liberate anticipates offering financial guidance upon closing of the acquisition.  The acquisition is subject to customary closing conditions.

The Sigma™ Service Management Portfolio provides an automated operational environment for residential and commercial data services, circuit-switched and IP-based cable telephony, interactive TV, and high-speed Internet services including e-mail, content, and web-hosting applications. It integrates with existing back-office systems at network operators, making it easier to manage digital services. Sigma is the first OSS provider to have delivered automated service provisioning solutions for cable Internet, interactive TV, and cable telephony in North America.

The Liberate TV Platform software supports the delivery of a full range of applications and services to digital set-top boxes. The Liberate TV Platform software consists of the Liberate ® TV  Navigator™ client software and Liberate ® Connect™ server software. Network operators use the Liberate software platform to increase consumer satisfaction and create new revenue streams by offering interactive digital services such as enhanced TV broadcasts, electronic program guides, video-on-demand, personalized content, digital video recording, and more.

Liberate previously acquired VirtualModem from SourceMedia and Insight Communications, and MoreCom, Inc., both in 2000.

About Sigma Systems

Sigma Systems is a global leader in developing and deploying service management solutions for cable system operators. Sigma’s OSS (Operations Support System) products enable service providers to automate service management, deliver service with reliability and scalability, improve operating margins, increase customer retention, and enable subscriber growth.

The award-winning Sigma™ Service Management Portfolio is a rapidly deployed solution suite for service provisioning and diagnostics of cable broadband services, including high-speed residential and commercial Internet, digital TV, interactive TV, video on demand and cable telephony services.  Sigma’s products have been deployed at the largest cable operators in the US including AT&T Broadband, Comcast, and Cox.  Internationally, Sigma’s software serves such major MSOs and ISPs as @Home Benelux (Belgium and the Netherlands), @NetHome (Japan), Cogeco (Canada), Essent Kabelcom (the Netherlands), Rogers (Canada) and Shaw (Canada).  Sigma’s clients serve a combined total of over 35 million subscribers globally.

Established in 1990, Sigma is headquartered in Toronto, with its European base in London and sales offices in 9 other cities worldwide.  Additional information about Sigma Systems can be found at www.sigma-systems.com

About Liberate Technologies
Liberate Technologies is the premier provider of open platforms for delivering enhanced content and services to television viewers around the world. Liberate’s software, based on Internet and broadcasting standards, is an infrastructure platform supporting digital consumer services delivered by cable, satellite and telecommunications companies. Liberate’s PopTVTM program, with more than 2,900 registered members in 50 countries, is the largest partner program in the interactive television industry. Headquartered in San Carlos, California, the company has sales offices in the U.S., Australia, Canada, China, Japan, and the U.K.

Liberate and the Liberate design are registered trademarks of Liberate Technologies. Other product names used in association with these registered trademarks (including Liberate TV Platform) are trademarks of Liberate Technologies. All other trademarks are the property of their respective owners.

Safe Harbor Statement: Statements above that involve expectations or intentions (such as those relating to planned cooperation or software performance) are forward-looking statements subject to risks and uncertainties. Actual results may vary materially due to the uncertain and competitive market for interactive television services, our dependence on a limited number of network operators and equipment providers, the limited availability of necessary technology and services, potential problems with our software, and other risks outlined in our filings with the Securities and Exchange Commission (including our most recent annual report on Form 10K and quarterly reports on Form 10Q).

Media/Industry Analyst Teleconference Information

There will be a question and answer teleconference for media and industry analysts on Wednesday, July 24 at 1 p.m. EDT. To access the media/industry analyst call, please dial 888-211-7905 ten minutes prior to the call. A replay will be available for 14 days following the meeting at (800) 633-8284 (US) or (402) 977-9140 (international), using reservation number: 20778368

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